 \
Exhibit 99.2
CORPORATE PARTICIPANTS
Steve Gerard
CBIZ, Inc. — CEO and Chairman
Ware Grove
CBIZ, Inc. — SVP and CFO
CONFERENCE CALL PARTICIPANTS
Jared Wein
CJS Securities — Analyst
Josh Vogel
Sidoti & Company — Analyst
Jim Macdonald
First Analysis — Analyst
Vincent Colicchio
Noble Financial — Analyst
Bill Sutherland
Boenning & Scattergood — Analyst
Robert Kirkpatrick
Cardinal Capital — Analyst
PRESENTATION
Operator
     Welcome to the CBIZ first quarter 2011 results conference call. My name is Monica and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.
I’ll now turn the call over to Steven Gerard. Mr. Gerard, you may begin.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Thank you, Monica, and good morning, everyone. Thank you for calling into CBIZ’s first quarter 2011 conference call. Before I begin my comments, I would like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions, you hold them for after the call and we will be happy to address them at that time.
This call is also being webcast and you can access the call over our website, www.cbiz.com. You should have all received a copy of the release we issued this morning. If you did not, you can access it on our website or you can call our corporate office for a copy.
Finally, please remember that during the course of this call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K and press releases.
Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer. Prior to the open this morning, we were pleased to announce our results for the first quarter of 2011, which were basically in line with the guidance we gave in January. At that time, we indicated that we thought we would see modest growth in revenue in 2011 and much stronger growth in earnings per share.
From an operating basis, if you eliminate the noise of the Boca lease last year and the impact of the Wealth Management sale this year, our earnings per share is up 17% quarter-over-quarter. In addition, our cash flow and EBITDA are also up.

I would like to turn it over to Ware now to give you the specific details and I’ll return after that to give you some additional color on each of our businesses and talk about the rest of 2011.
Ware Grove — CBIZ, Inc. — SVP and CFO
     Thanks, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to run through the highlights and add some perspective to the numbers we released this morning for the first quarter 2011 results.
Seasonally, the first quarter is important for us and the business is performing in line with our expectations at this early stage of the year. We were seeing signs of improvement. But in this soft economy, we expected modest revenue growth as we entered 2011. The actions we have taken to manage our cost structure and align our resources with customer demand have resulted in our ability to improve operating margins. Combined with the accretive impact of the share purchase transactions we completed last year and thanks to all the associates of CBIZ who were working hard to serve their clients, we are pleased to report a nice double-digit increase in earnings per share for the first quarter compared with a year ago.
With an overall modest increase in revenue for the first quarter, earnings per share from continuing operations increased by 24.1% compared with last year when you adjust the first quarter 2010 to eliminate the lease restructuring charge we reported last year. Cash earnings per share increased by 22.5% in the first quarter compared with last year and EBITDA increased to $38.9 million in the first quarter ended March 31, 2011.
Now, as Steve commented, as we compare first quarter results, bear in mind that in the first quarter of 2010, we reported a lease restructuring charge of about $1.4 million in connection with the acquisition of our Financial Services firm in Boca Raton, Florida. This charge, which is included in operating expense in 2010, impacted first quarter reported results last year by approximately $0.02 per share and as we compare 2011 to 2010 results, it is important to understand that we are effectively eliminating the impact of this item from the first quarter of 2010.
Also, as Steve commented, in January of this year, we sold a major portion of our individual wealth management operations. This transaction was reported as a divestiture rather than discontinued operations. So there will be an impact to the year-over-year revenue comparison as we go through 2011. The operating results of this operation were reported within our Employee Services segment and the revenue reported in the first quarter of 2010 was approximately $2.2 million. Without the impact of this divestiture, Employee Services revenue would have been flat year-over-year in the first quarter. The impact to total revenue for CBIZ is a decline of 1.1% in the first quarter. So without the impact of this divestiture, total revenue would be up 1.3% in the first quarter. The full-year impact for CBIZ will be approximately 1% or about $2 million each quarter as we proceed through the balance of the year.
Now, as Steve commented, we’re reporting a gain on sale for this transaction and that impacts first quarter results by slightly less than $0.02 per share. Beyond the gain on sale that we’re reporting for this transaction, we did not anticipate there will be a significant impact on operating results or operating earnings throughout 2011 as we compare with 2010 results. Now, eliminating the impact of this gain on the sale of our Wealth Management business in the first quarter, the increase in earnings per share, as Steve outlined, was about 17.1% compared with the first quarter a year ago.
Our newly acquired operations have contributed 2.5% or about $5.2 million to revenue growth in the first quarter. The impact of acquisitions net of the divestitures we just described contributes approximately 1.4% to revenue growth in the first quarter. Now, reporting modest revenue growth in the first quarter, we’re pleased to be able to show an increase in our operating margin. Eliminating the impact of our deferred compensation plan accounting for gains or losses and eliminating the impact of the first quarter lease charge reported in 2010, the operating income margin in the first quarter of 2011 was 15.5%, an increase over an adjusted 15.1% for the first quarter of 2010.
Now, turning to same-unit revenue, our same-unit revenue in the Financial Services group declined by 2.6% in the first quarter of 2011 compared with 2010. We’ve not yet seen a rebound in client demand within the small and mid-sized businesses that we primarily serve within Financial Services. Our pricing or yield per hour billed has increased slightly. But we’re continuing to see a decline in the volume of hours within this group. Through the first quarter, there was a nice contribution from the firm in Tampa, Florida that we acquired in November of 2010, which resulted in a modest increase in both total revenue and margin contribution for our Financial Services segment for the first quarter.
Now, turning to the Employee Services group, in addition to the $2.2 million revenue impact resulting from the sale of the Wealth Management operation that I described, the same-unit revenue for our Employee Services group declined by 1.4% or by $623,000 in the first quarter. Revenue in this group was impacted by the continuing soft property and casualty market, which resulted in lower volume-based carrier bonus payments as well as an overall lower level of property and casualty related commission income in the first quarter. We expect some firming in this market as we progress through 2011, but that may not reflect in our financial results until next year 2012. We’ve not yet seen a rebound in our employee benefits group health business as persistent high levels of unemployment continue to impact this business, but we are seeing nice improvements in our human resources and recruiting service revenue. Our payroll business is up and our retirement advisory related service revenue continues to improve.
Within the Medical Management Professionals group, same-unit revenue increased by 0.3%. Now, you remember that throughout 2010, we had experienced declining revenues in this segment, primarily due to lower volume of medical procedures and a decline in the higher-value radiology procedures such as MRAs and CAT scans. This trend appears to have stabilized in the first quarter of 2011. With the cost management efforts we undertook in the second half of last year, we are pleased to report a nice improvement in margin for this segment in the first quarter of 2011, when you compare with the first quarter of 2010.
Now, turning to cash flow, the balance outstanding on our $275 million bank facility was $132.8 million at the end of the quarter, an increase of $13.9 million during the quarter compared with the $118.9 million balance at December 31, 2010. During the first quarter, we paid $11.3 million for earnouts on prior-year acquisitions and capital spending was about $600,000 in the first quarter. With respect to remaining earnout payments, there is a potential for an additional $6.1 million through the balance of 2011 and then in 2012, we have scheduled approximately $28 million of earnout payments and in 2013 an additional $5.5 million of earnout payments for the acquisitions we’ve already completed.
Days sales outstanding on receivables at March 31, 2011 was 87 days and that compares with 86 days at March 31st a year ago. Now, remember that we typically experience a seasonal use of funds during the first quarter as we build these receivables in connection with our tax-related work. This year, due to our improved operating margins and our focus on expenses, the seasonal use of funds in the first quarter was minimal and we continue to expect that net cash flow from operating activities for the full year will once again exceed $50 million.
You may note that our first quarter effective tax rate at 42.8% was higher than normal. This higher first quarter tax rate was primarily the result of a higher effective rate on the gain of the sale of our Wealth Management operations due to the non-deductibility of a portion of the goodwill apportioned to this business for tax purposes. So the effective tax gain was greater than the book gain that we reported. Now, throughout the balance of 2011, we expect to utilize net operating loss carry-forwards that will become available to us, which will serve to reduce our effective tax rate to within a range of 40% to 41% as we complete the full-year 2011.
Now, at the end of the first quarter of 2011, our share count was 49.8 million shares. This fully reflects the share purchase activities over the past year, including those activities we conducted in the third quarter of last year. Now, for the full year of 2011, we continue to project a fully diluted weighted average share count of approximately 50 million shares. As a result of this activity, our debt level is higher this year and we reported interest expense of $4.9 million compared with $3.2 million in the first quarter a year ago.
We have the capacity to fund the $40 million payment scheduled for June 1st to pay the remaining balance outstanding on the 3.125% convertible notes that were issued in 2006 and we plan to do so. We also have capacity to fund acquisition opportunities as they occur throughout the year. We are always reviewing a number of potential acquisition opportunities and as we typically have done so in recent years, we expect that we will complete another three to five transactions during the balance of 2011.
Now, as we noted in the earnings release, there were no share purchases in the first quarter of 2011. And as we have commented on several occasions, we will likely limit future share repurchase activities to the level of shares needed to neutralize the impact of the annual share option grants and acquisitions. And of course, as we evaluate this activity, bear in mind that we have the flexibility at our option to purchase the remaining 7.7 million shares held by Michael DeGroote at a price of $7.25 per share.
Also, earlier this month, we were very pleased to announce that we amended our $275 million unsecured bank credit facility to effectively reduce our borrowing costs by 100 basis points and extend the maturity of the facility to June of 2015. We enjoy terrific support from this group of seven banks who participate in our credit facility and as they continue to accommodate CBIZ with the flexibility to address future acquisition opportunities and they couple this with lower borrowing costs. So we’re very happy with that.
Now, in conclusion, again, we are very pleased with the performance of our business through the first quarter and we are essentially performing in line with our expectations at this stage. We have improved margins in what continues to be a soft economic environment where revenue growth is difficult to achieve. Our cash flow continues to be very solid and strong, and as expected, the share purchase activities we conducted last year have resulted in a very positive impact.
Now, for the full year, we continue to expect modest revenue growth and we continue to expect to achieve an increase in earnings per share in 2011 to within a range of 10% to 15% over the adjusted $0.52 per share we reported for 2010.
So with these comments, let me conclude and I’ll turn it back over to Steve.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Thank you, Ware. Just a few other comments before we take questions. Our acquisition pipeline is consistent. We typically close, as you know, three to six transactions a year. I think we will see that occur this year, although we may not have any transactions actually close in the second quarter. But the pipeline remains robust. Ware has commented accurately on the fact that we are not yet seeing any robust rebound in our client demand for our services. So basically, our business units are holding their own in what continues to be a soft market, which is why we continue to guide to modest revenue growth.
Within our Financial Services group, the vast majority of the firms are doing fine. We have selected pockets of problems in two or three units as we sometimes do and we are addressing those, which tend to bring the same-store revenue down a bit. And within Employee Services, Ware has pointed out that probably the single biggest hit was the lower payments by the property and casualty carriers as a result of the lower volume from last year, but we are seeing encouraging signs in our other businesses within Employee Services. Within the MMP, our medical practice business, we believe that’s a stabilized situation with an improved margin, considerable improvement over the very poor first quarter last year and our outlook there for 2011 again remains very stable.
We are spending a great deal of our effort on managing the expense side of the business and further rationalizing our business units. Our headcount was down 7% year-over-year and that contributed to the improved margins in each of our businesses.
With that, I’d like to stop and take questions from our analysts and shareholders.
QUESTION AND ANSWER
Operator
     Thank you. We will now begin the question-and-answer session. (Operator Instructions) Our first question comes from Jared Wein of CJS Securities. Please go ahead.
Jared Wein — CJS Securities — Analyst
     Good morning. Given the cost-cutting initiatives you’ve taken in the MMP segment, what was the key driver behind the sequential decline in gross margin?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     You have to be a little bit careful with the sequential declines, Jared. If you take a look at the quarter by quarter by quarter revenue, you’ll find that historically, the first quarter is the lowest and the third — second, third, and fourth tend to be $2 million to $3 million a quarter higher. When you have a relatively large fixed base of expenses, that’s what’s going to sop up the margin. So the margin is improved over the like quarter for last year on similar volume.
Jared Wein — CJS Securities — Analyst
     And how much revenue growth was associated with cross serving for each of the segments?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     We typically don’t break it out by segment. The cross-serving year-to-date is slightly above where we were last year. On a full-year basis, we did $23 million of incremental first year revenue, but we need to be careful with that because that doesn’t necessarily all equate to one given year. Some of it is project related in a year, some of it goes on over the year-end, but we are slightly ahead of where we were last year at this time.
Jared Wein — CJS Securities — Analyst
     Thanks. My last question was, is the entire gain in the sale of operations related to the Wealth Management business?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     There are a few odds and ends from time to time. There was a small book of business, if you will, sold to individuals — that’s a minor piece, but on a book basis, about $2.2 million of that gain is pre-tax is due to the sale of the Wealth Management group.

Jared Wein — CJS Securities — Analyst
     Thanks. I’ll jump back in the queue.
Operator
     Our next question comes from Josh Vogel of Sidoti & Company. Please go ahead.
Josh Vogel — Sidoti & Company — Analyst
     Thank you. Good morning, Steve and Ware. Ware, I apologize, I may have missed it, but when you reiterated the 10% to 15% year-over-year EPS growth on the $0.52 number in 2010, does that include the $0.02 gain from the sale of the Wealth Management business?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Well, we’re up 17% for the first quarter when you exclude that. So I think we can achieve a 10% to 15% improvement without that. Without it, we may be on the, as we progress through the year, shaded more towards the lower end of the range; if you include it, of course, we’re at the higher end of that range.
Josh Vogel — Sidoti & Company — Analyst
     Okay, thank you. And Steve, you commented that the acquisition pipeline is very robust and I was just curious, as you look at the practice groups, I guess primarily Financial Services and Employee Services, are there certain geographic locations that you find you’re lacking an optimal presence and that’s what you’re targeting right now? And if so, which regions are these?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     There are clearly some regions we are lacking any coverage in. We have talked about that before. We do not have any significant business in the state of Texas. We don’t have any significant business in the Pacific Northwest. We don’t have any significant business in places like Charlotte and other locations that we would love to be in. So we have a very targeted acquisition program in both our Financial Services and Employee Services groups to fill in the map.
Having said that, you could appreciate that we could have the best plan in the world, but if there are no sellers, we are not going to be able to fill the plan. So we tend to be very opportunistic and we tend to look in the areas that we think we need coverage, but we seriously consider other businesses in other locations if they fit culturally and financially. In addition, we have some cities, where we have a beachhead, but it’s not strong enough for the kind of business we want to do. So we add those to the list as well. So probably the best answer is, there are some places we don’t want to be in and everything else is under serious consideration as we get the opportunity.
Josh Vogel — Sidoti & Company — Analyst
     All right. That’s helpful. Thank you. Just shifting gears a little bit, I was wondering if you can comment on long-term plans you may have for MMP. Is there an optimal scale you want to grow this business to before you would consider a possible spin-off or sale?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     There is no target. I think what we’ve made clear is that this is a great business for us. It’s been one of the real growth drivers for the last 12 years up until two years ago. We continue to invest in it and we want to grow it. We don’t have a specific target size. We’ve really talked about an ideal size and an ideal maturity of the business to where it could stand on its own. It isn’t there yet today. So we’re going to continue to try and build it as aggressively as we can, but there isn’t a particular number that we have in mind.
Josh Vogel — Sidoti & Company — Analyst
     Okay. And just lastly, Ware, could you give us maybe an interest expense expectation for Q2?
Ware Grove — CBIZ, Inc. — SVP and CFO
     I think we will have a similar amount of debt outstanding that might be slightly less than the first quarter, just because we tend to turn more cash flow positive in the second quarter as opposed to the first, maybe slightly less than the first quarter.

Josh Vogel — Sidoti & Company — Analyst
     Okay. Great. Thank you very much.
Operator
     (Operator Instructions) Our next question comes from Jim Macdonald of First Analysis. Please go ahead.
Jim Macdonald — First Analysis — Analyst
     Yes, good morning, guys.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Hi, Jim.
Ware Grove — CBIZ, Inc. — SVP and CFO
     Hi, Jim.
Jim Macdonald — First Analysis — Analyst
     A question on MMP, while it was up a lot from last year’s first quarter, it was down from the fourth quarter. Could you kind of explain, was there a reduction in reimbursement or what caused that sort of sequential reduction?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Jim, I think Steve commented earlier, there is a bit of seasonality to MMP. If you look back over the last couple of years, for sure, you will see it. In the first quarter of the year, we typically dip a little bit on the top line and that’s due to the fact that our revenue is based on procedures performed in the physicians’ offices four to six to eight weeks prior, which goes through the fourth quarter of the prior year. So you have not only kind of the holiday season, this year, you also had some weather-related exposures and things like that.
So while the revenue rebounded, and this is a very favorable trend from where it was the trends last year, it is seasonally kind of in line with our expectations. Now, against that, the cost structure of MMP isn’t quite so variable with the cost structure in some of the other groups. So the margin was a nice improvement over first quarter a year ago, but slightly less than third or fourth quarter in 2010 because of the reasons it’s basically top line driven, which is a seasonal factor for the business.
Jim Macdonald — First Analysis — Analyst
     So would you expect the profit to improve a little bit and maybe get back to the Q3, Q4 levels later in the year?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     I’m not sure we have the clarity on that, Jim. I don’t think we can see that far out with respect to any other changes that might happen in reimbursement rates in terms of procedures and hospital utilization. I’m a little concerned about trying to project out third and fourth quarter. I think we should do pretty well opposite each quarter in terms of our comps. But at this point, it’s too early to call any real growth there.
Jim Macdonald — First Analysis — Analyst
     And switching over to Employee Services, could you kind of give an update to what you’re seeing in terms of how health broker commissions are going to go here in the next year or so?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Yes, we have seen in the first quarter absolutely no impact from the MLR and the impact on the way brokers are going to get paid. As you may be aware, there is only one significant carrier that has implemented any kind of change and that hasn’t affected us at all, in fact, and are in all of the renewals with that carrier that we’ve actually renewed on the same basis as we had before.
So the rest of the carriers are taking a wait and see attitude to see what happens in the courts, what happens in the states in terms of what gets approved and what doesn’t. And quite frankly, what’s going to happen to that carrier as brokers look to see what they’re doing. But it hasn’t had an impact. I think I commented in the last call that we are not expecting any significant impact of this in 2011 and we’ll have greater clarity as we get closer to the end of the year as to how it might impact, if at all, 2012.
Jim Macdonald — First Analysis — Analyst
     And one technical thing and I’ll get back in queue. So if we take out the gain on sale for this quarter, can you give us what the — it sounded like the tax rate on that gain on sale was slightly higher than the operating tax rate. Could you give us the operating tax rate, so we can effectively remove that gain on sale?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes, we paid effectively about 59% of the book gain in terms of taxes. So the after-tax income on the gain on sale was about $940,000 against about a $2.3 million book gain, if that helps you.
Jim Macdonald — First Analysis — Analyst
     Okay. That does it. I’ll get back in. Thanks.
Operator
     Our next question comes from Vincent Colicchio of Noble Financial.
Vincent Colicchio — Noble Financial — Analyst
     Good morning, guys. For the past several quarters, it looks like the organic growth was becoming less negative every quarter and now, it looks like perhaps we’re stabilizing. It seems that who knows how long it takes before a small business sector turns around, it could take quite some time. So you generate some growth from acquisitions and I know cross-serving is something you talked about in the past as a goal to get 3% to 5% growth from that side of things. Is there more you can do there and sort of what kind of a goal do you have for this year?
Ware Grove — CBIZ, Inc. — SVP and CFO
     What kind of goals, Vince, do we have with respect to what?
Vincent Colicchio — Noble Financial — Analyst
     What type of contribution cross-serving could make to our revenue?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Oh! Okay. Well, the cross-serving added about $23.3 million of incremental first-year revenue, again, not all came in in a given year. We’ve raised that up to closer to $25 million, so we’re looking for a slow and steady improvement, but appreciate that the kind of stickiness that we enjoyed with our clients, which allows us to maintain the 90% client retention rate is the same kind of stickiness that everybody else that we compete with has on the same products. So getting more even within our own client base is difficult when the markets are slow and people are somewhat reluctant to change.
So we think there’ll be some small increase from cross-serving. We continue to make investments on our Employee Services side in new producers to generate more revenue. We continue to expand our industry niches in our Employee Services and Financial Services group, again to drive revenue.
So we have a lot of levers that we are pulling to try and drive the top line, but fundamentally, this business doesn’t take off to the 6% to 8% organic growth rate we had four or five, six years ago until as you point out these small to mid-sized companies start to invest and we don’t have any greater clarity on when that’s going to be than you do. We’re seeing a stable client base, which is good and we’re seeing small pockets of improvement as we’ve seen, for example, on our payroll business. But across the board, it isn’t here yet, so the best we can do is continue to have a goal of modest revenue growth, which we do think we can achieve and continue to focus on the expense side, so we drive the EPS up.
Vincent Colicchio — Noble Financial — Analyst
     Okay. And one other question. What was the same-unit revenue change for National Practices?

Ware Grove — CBIZ, Inc. — SVP and CFO
     Primarily, Vince, that’s our Edward Jones group.
Vincent Colicchio — Noble Financial — Analyst
     Yes.
Ware Grove — CBIZ, Inc. — SVP and CFO
     But just to remind you, that’s on a cost plus basis.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     But the real pickup there was the closing of an M&A transaction in our M&A group that helped us in the quarter. That’s not a consistent growth that we are fortunate when it happens and this was actually an M&A transaction that was driven through cross-serving which helped us, but the pickup in the first quarter was driven largely by the M&A deal.
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes. That’s a good point. On the remaining piece, which is more predictable, the revenue was up about 3.5%.
Vincent Colicchio — Noble Financial — Analyst
     Okay. Thanks, guys.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Okay.
Operator
     Our next question comes from Bill Sutherland of Boenning & Scattergood.
Bill Sutherland — Boenning & Scattergood — Analyst
     Thanks. Good morning, everybody. MMP gross margins for the year, are we headed back to that 13% range that you were in for a few years?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes. We’re looking at a relatively flat year or year-over-year for MMP, but the first quarter improvement is terrific and we’re kind of back on track. But as Steve cautioned, we’re not yet ready to guide and forecast a dramatic improvement or any improvement yet in full-year margins for MMP.
Bill Sutherland — Boenning & Scattergood — Analyst
     Okay. I mean, that would just be kind of getting back to where you were, is what I was getting at?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes. Bill, I think the best way to look at it is that that 13% is probably on the high side of a range that we can go after and it’s most likely to be somewhere between where we ended up last year in that number.
Bill Sutherland — Boenning & Scattergood — Analyst
     Okay.
Ware Grove — CBIZ, Inc. — SVP and CFO
     But again, a little too early to call, I’m not sure we get there this year.

Bill Sutherland — Boenning & Scattergood — Analyst
     And Steve, on the Financial Services, I’m just kind of scratching my head a little bit, it sounds like the pricing is holding up in terms of yield per billed hour, but the hours were down a bit. And then you alluded to a couple of problem locations. Do you think the challenge in terms of billable hours is just essentially the macro situation, or do you see any specifics that you can work on?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     I think it’s primarily the macro issue. Hours were down about 5%. That in part is a reaction to the fact we actually had less people. But also, the fact that the client demand was down. The reason I highlighted the two or three units was, I didn’t want to leave the impression that across the board we are doing all right. One or two as from time to time happens, we’ve got a series of issues that we just have to deal with and those issues tend to be either regional or client demand driven. So I really think it’s a combination of things.
I think the message on Financial Services is that they, probably more than any of the other groups, are the direct beneficiary and they take the direct hit when spending in small business line and mid-sized company slows down. So I think it’s important that we focus there. We have some acquisition opportunities, which will help us this year to continue to grow. And again, in a soft market, there is only so much you can do to drive the revenue on that side, which is why acquisitions become a little bit more important to us in that area. But I didn’t want to suggest that the Financial Services business was suffering across the US, it tends to be a little bit more localized than that.
Bill Sutherland — Boenning & Scattergood — Analyst
     So if I just think about the full-year picture for your two big groups, it looks like Financial Services will be flitting around kind of zero on a same-unit basis and Employee Services is probably moving slightly to the positive side?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Yes, I’m not sure that’s totally accurate. Probably, we’re looking at reasonably flat same-store across the three businesses, any one might be up a little bit or down a little bit and the total — and if there is any significant growth, it would have to come from acquisitions. It’s again a little too early to call whether Employee Service is going to be up or down, or Financial Service is going to be up or down at this point.
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes, on Employee Services, property and casualty just hasn’t — it’s continued to decline, quite frankly, which is surprising. We’ve been in a very, very lengthy soft market and despite the fact that most people predict some firming in the market, it hasn’t yet happened. So when that market stabilizes and firms, it probably won’t have an impact until next year.
So we’re going to continue to suffer through a soft market this year and I think until the employment picture in small business improves, you’re still not going to see much, if any, growth on the employee benefits side and those are our two big businesses within Employee Services. Now, offsetting that are the good trends on our payroll, and our HR consulting and recruiting, and retirement advisory business. So we’re hesitant to say, we’re going to achieve much if any growth this year because of the puts and takes here and that’s kind of the picture as we see it at this stage of the year.
Bill Sutherland — Boenning & Scattergood — Analyst
     Okay.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     And Bill, somewhat consistent with what we tried to signal in the January call, which is when we said modest and everybody wanted to know what modest meant, it’s a few points and we may get a little bit from our existing businesses. They may go down a little bit. We may pick up a little bit from acquisitions. I think the real message is, you have to put it all together and we expect revenue should be up a little bit. Far more important to us was, we think both cash EPS and GAAP EPS are going to be up for the year in double-digit numbers.
Bill Sutherland — Boenning & Scattergood — Analyst
     Great. Thanks for all the color.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Yes.

Operator
     (Operator Instructions) Our next question comes from Robert Kirkpatrick of Cardinal Capital. Please go ahead.
Robert Kirkpatrick — Cardinal Capital — Analyst
     Good morning. A couple of questions for Ware and then one for Steve. Ware, what was your bad debt expense for the quarter?
Ware Grove — CBIZ, Inc. — SVP and CFO
     I don’t know. The dollar amount is about 60 basis points, Rob. And it’s in line with our normal long-term levels.
Robert Kirkpatrick — Cardinal Capital — Analyst
     Okay. And then, secondly, the general and administrative expenses went up from about a bit under $9 million last year to just shy of $10 million. Could you talk about whether there were any particular items in there that caused the comparison to be as negative as it was?
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes, that’s a good point. I’m glad you asked that question. There is a seasonal, I’ll call it an accounting issue there, with respect to the pacing of the year on revenue and earnings and therefore, the pacing of our accrual for incentive compensation is front-end loaded. So there is kind of a front-end load with respect to the accrual for incentive compensation that, of course as you know, gets trued up as we go through the year. But at this stage, the increase is predominantly due to that fact.
Robert Kirkpatrick — Cardinal Capital — Analyst
     I think that was an answer related to sequentially comparing the first quarter with the fourth quarter and my question was more about the first quarter compared with the first quarter a year ago.
Ware Grove — CBIZ, Inc. — SVP and CFO
     Oh! Well, I guess, the same thing is true because we’ve gotten a good start and as we commented, we’re up 17% excluding the gain and 24% including the gain. We’re happy with the start as we commented and essentially, the incentive compensation accruals are a little heavier this year than they were last year.
Robert Kirkpatrick — Cardinal Capital — Analyst
     Okay. All right. So then, secondly, or for Steve. Steve, we’ve talked a lot about small business to medium business being sluggish. Do you think it is more a psychological impact on small business owners whereas they’re just hesitant to do things or do you think that their businesses have not really picked up and therefore, they’re holding back until they see signs that those businesses have picked up?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Rob, I think it’s a combination of both and I hate to answer a question that way. I think we’re seeing a fair number of our clients who are doing better, but are not ready to invest because of the uncertainty as to what the costs are going to be, the energy costs, healthcare costs, and they’re just not ready to do the expansion. So I think that’s probably the bigger piece of the two and then, we’re seeing a fair number of businesses, which are stable, but are not yet growing. So I really think it’s both.
This last downturn has really taken the wind out of the sales of a lot of small businesses who did all sorts of ‘kind of draconian’ things they never had to do before to survive and they just appear to be reluctant to put it back into the market. And I think we’re seeing that and I think if you look at the trends of other companies that provide services to this market, they’re seeing exactly the same thing. So I think it’s highly psychological and I think that as they begin to feel better about themselves during the year, we’ll see some sort of pickup, but then, as I said, the other group, which I think is a smaller group is, it just hasn’t gotten to them yet.
Robert Kirkpatrick — Cardinal Capital — Analyst
     And Steve, how much of that do you think is due to the business and the operations versus smaller businesses saying, where am I going to get the financing from or I’m worried about the financing I have and it will need to go away. Therefore, I’m going to run my business differently and keep more cash or whatever it is, not reinvest.

Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Yes, I don’t think I’ve got a really good handle on that to be truthful with 50,000 businesses. We’re not seeing a lot of them complain that they can’t get financing if they’re already doing okay, it may be in the back of their minds. But we haven’t seen a lot of companies say, I’d really like to do something, but I can’t find the bank.
Robert Kirkpatrick — Cardinal Capital — Analyst
     Great. Thank you so much, gentlemen.
Operator
     We have a follow-up question in queue from Jim Macdonald of First Analysis. Please go ahead.
Jim Macdonald — First Analysis — Analyst
     Yes, thanks. Most of my questions have been answered, but I just want to question, in your last employment survey, you showed a pretty big up-tick in March employment, I mean it was what - 0.69% in the month? And yet, you are saying kind of there is no employment growth and it’s not helping it. I am just wondering kind of what’s the, I know one may be from your payroll business, disconnect there?
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Well, the disconnect is, first of all, it’s not seasonally adjusted; second of all, it has come from the payroll business and that only accounts for a small percentage of those clients, which are our group health clients. So what the payroll business numbers provide us are directional information and they are somewhat consistent with what you will see out of ADP and eventually out of the government after they make their adjustments. But they are not indicative necessarily of a huge demand and pickup in employment. And we see that, we have a much bigger employee base on the group health side and we are not seeing any significant amount of pickup there.
Ware Grove — CBIZ, Inc. — SVP and CFO
     Yes, I think the trends are favorable, Jim, but we just haven’t seen enough yet to guide you to improved guidance for the year. We are more optimistic, but that’s only one or two months, and it’s very limited data we have.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Yes. And even when it happens, I think we need to be careful, because the real impact gets delayed. The impact of additional premium and the bonuses we get are calculated annually. So even when you see both on the P&C side or the group health side pickups this year, we won’t get the extra benefit until next year if it happens at all. So there are some delays here. I think what’s important to us is that we’re seeing stability in the client base and stability in the employment base, but as I think I said at the opening, no real jump in our group benefit enrollees.
Jim Macdonald — First Analysis — Analyst
     Okay. Thanks very much.
Operator
     (Operator Instructions) I’m showing no further questions at this time. I would like to turn the call back over to Steven Gerard for any closing remarks.
Steve Gerard — CBIZ, Inc. — CEO and Chairman
     Okay. Well, I would like to thank all of you that called in, particularly the analysts who follow us and all the shareholders who’ve called in. I’d like to also thank and again compliment our CBIZ employees who I know are either listening through this call or online. It was a good quarter. We’ve got a lot of work to do ahead of us, but I’ve got complete confidence in each of you and we should do okay this year. So let’s all go back to work and try and replicate the performance of the first quarter. With that, I thank everyone and I look forward to talking to you after the second quarter.
Operator
     Thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.